Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months
	Ended June 30,	Years Ended December 31,
	2020	2019	2018	2017	2016	2015
RATIO OF EARNINGS TO FIXED CHARGES
Fixed Charges:
Interest expensed and capitalized	2,105,990	4,822,734	1,871,851	4,461,798	1,831,667	2,214,635
Amortized premiums, discounts and capitalized expenses related to indebtedness				-	-	-
Total fixed charges	2,105,990	4,822,734	1,871,851	4,461,798	1,831,667	2,214,635

Earnings:
Add:
Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	10,684,201	22,835,952	19,964,761	(20,055,202)	1,478,299	8,950,868
Fixed charges	2,105,990	4,822,734	1,871,851	4,461,798	1,831,667	2,214,635
Less:
Interest capitalized				2,181,512	-	-
Total earnings (losses)	12,790,191	27,658,686	21,836,612	(13,411,892)	3,309,966	11,165,503

Ratio
Earnings to fixed charges	6.1	5.7	11.7	-	1.8	5.0

NOTE:	For the year ended December 31, 2017, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $4.5 million.